Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 16, 2009, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Capital Bank Corporation on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Capital Bank Corporation on Form S-3 (File No. 333-155567) and Forms S-8 (File No. 333-148273, No. 333-125195, No. 333-42628, No. 333-82602, No. 333-102774, No. 333-76919, No. 333-151782, and No. 333-160689).

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
July 20, 2009